Exhibit 10.1

Laboratory Corporation of America

CONFIDENTIAL

July 2, 2008

Mr. William B. Haas

1144 Pinehurst Drive

Chapel Hill, NC 27517

Re: Employment Separation Agreement and General Release

Dear Bill:

I am writing on behalf of Laboratory Corporation of America Holdings and its subsidiary and affiliated companies (“LabCorp” or the “Company”) to offer you (the “Employee”) the following Employment Separation Agreement and General Release (the “Agreement”). The terms and conditions of the Agreement are as follows:

1.0	Termination of Employment

1.1

Effective May 31, 2008, Employee shall resign his employment (including his resignation as an Officer of the Company) and shall perform no further services for the Company; his status as an employee and Officer of the Company shall cease on that date. Employee and the Company further agree that the relationship created by this Separation Agreement and General Release is purely contractual and that no employer-employee relationship is intended, nor shall such be inferred from the performance of obligations under this Agreement. Employee further agrees that any payments and/or benefits payable pursuant to this Agreement are contingent upon Employee’s execution and fulfillment of his obligations under this Agreement.

Mr. William B. Haas

July 2, 2008

2.0       Separation Pay

2.1

In consideration for the covenants, promises and agreements herein and in particular Employee’s covenants not to solicit, not to compete and not to disclose confidential information, LabCorp will pay Employee a severance in the total amount of $937,125.00, less applicable taxes and withholdings, representing a payment of 1.5 times the sum of Employee’s current base salary of $357,000.00 plus the Employee’s target MIB Bonus of $267,750.00. LabCorp will remit a payment of $468,562.50, less applicable taxes and withholdings, within 30 days following the Effective Date of this Agreement. LabCorp will remit another payment of $468,562.50, less applicable taxes and withholdings, within 30 days following the one-year anniversary of the Effective Date of this Agreement. For purposes of this Agreement, “MIB Bonus” shall mean a payment as defined under the LabCorp Management Incentive Bonus Plan.

2.2

In addition to the compensation payable under Paragraph 2.1 of the Agreement, Employee shall be eligible to receive a pro rated portion of his 2008 target MIB Bonus in the amount of $111,562.50, less applicable taxes and withholdings, in accordance with the terms of the applicable LabCorp Management Incentive Bonus Plan that is payable if, and when, the Company pays 2008 bonuses to participants under the LabCorp Management Incentive Bonus Plan.

2.3	LabCorp will also pay Employee $2,500.00, which will be grossed up to cover any applicable taxes and withholdings, within 30 days after execution of this Agreement.
2.4

LabCorp shall not be responsible for making any payment under this Paragraph 2.0 and its sub-parts if Employee has not complied in all material respects with the terms and conditions of this Agreement.

3.0	Participation in the Senior Executive Transition Policy
3.1

In addition to the consideration contained in Paragraph 2.0 (and the sub-parts thereto) and subject to the limitations described in Paragraph 3.2, Employee will be deemed an Eligible Senior Executive as defined in the Laboratory Corporation of America Senior Executive Transition Policy.

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

3.2

In the event Employee breaches any obligation, duty, representation or warranty contained in this Agreement, then (1) Employee’s participation in the Senior Executive Transition Policy will be terminated immediately; (2) LabCorp will have no liability, duty or obligation to Employee pertaining to the Senior Executive Transition Policy; and (3) Employee shall forfeit all rights and claims under the Senior Executive Transition Policy.

4.0 Continuation of Benefits

4.1

In addition to the consideration contained in Paragraphs 2.0 and 3.0 (including the sub-parts thereto), Employee, his spouse, and his other dependent(s) may be eligible to elect continued health care coverage under the group medical and dental plans sponsored by the Company, as provided in the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which provides generally that certain employees and their dependents may elect to continue coverage under employer-sponsored group health plans for a period of at least eighteen (18) months under certain conditions, including payment by Employee of the “Applicable Premium” as defined in Section 604 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”). In the event Employee elects continuation of coverage under COBRA for himself and his spouse and dependents, the Company will pay the applicable premium for such coverage (medical, dental, optical and prescription coverage for spouse and dependants) for the first eighteen (18) months, thereof.

4.2

Employee shall be eligible for such benefits under the Company’s existing qualified plans as are provided under the circumstances (taking into account termination of employment as of the effective date) pursuant to the terms of the Plan documents governing each of these Plans. Except as otherwise provided herein or in the terms of any documents governing any employee benefit plan maintained by the Company, Employee will cease to be a participant in and will no longer have any coverage or entitlement to benefits, accruals, or contributions under any of the Company’s employee benefit plans effective upon the termination of his employment. Employee agrees that the payments made to him by the Company pursuant to this Agreement do not constitute compensation for

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

purposes of calculating the amount of benefits Employee may be entitled to under the terms of any pension plan or for the purposes of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any profit-sharing or other employee pension benefit plan, including any cash or deferred arrangement.

5.0	Outplacement
5.1

In addition to the consideration contained in Paragraphs 2.0, 3.0 and 4.0 (including the sub-parts thereto), LabCorp agrees to provide outplacement assistance services to Employee through Right Management Inc. for a period of either (a) eighteen (18) months; or (b) Employee’s placement in a full time position, whichever is earlier. Employee must begin use of these services within thirty (30) days of termination of employment. Failure to begin use of these services within thirty (30) days of termination will result in forfeiture of these services.

6.0	Compromise
6.1

This Agreement shall never be construed as an admission by LabCorp of any liability, wrongdoing or responsibility on its part or on the part of any other person or entity described in Paragraph 7.1 of this Agreement. The Company expressly denies any such liability, wrongdoing or responsibility.

7.0	Release
7.1

Employee, on behalf of himself and his heirs, assigns, transferees and representatives, hereby releases and forever discharges LabCorp, and its predecessors, successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, employees, agents, shareholders, representatives, attorneys and insurers (collectively, the “Releasees”), from any and all claims, causes of actions, demands, damages or liability of any nature whatsoever, known or unknown, which Employee has or may have which arise out of his employment or cessation of employment with the Company, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, including, but not limited to, claims arising under the Fair Labor Standards Act, 29 U.S.C. §201 et seq.; the Equal Pay Act , 29 U.S.C. §206(a) and interpretive regulations; Title VII of the Civil Rights Act of 1964, as

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

amended, 42 U.S.C. §2000e et seq.; 42 U.S.C. §1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; any and all claims for wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses, or commissions except as otherwise contained herein; claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for, or relating to stock or stock options (except that nothing in this Agreement shall prohibit Employee from exercising any vested stock options or affect Employee’s claims to vested benefits in the Company’s Employees’ Retirement Savings Plan, Deferred Compensation Plan, Employee Stock Purchase Plan, or Cash Balance Retirement Plan, in accordance with the terms of the applicable stock option agreement(s) and applicable plan documents); claims for unaccrued vacation pay; claims arising in tort, including, but not limited to, claims for invasion of privacy, intentional infliction of emotional distress and defamation; claims for quantum meruit and/or unjust enrichment; and any and all other claims arising under any other federal, state, local or foreign laws, as well as any and all other common law legal or equitable claims.

7.2

Employee is hereby advised in accordance with the Older Workers’ Benefit Protection Act (the “OWBPA”) that: (i) he should consult with an attorney (at his own expense) prior to executing this Agreement; (ii) he is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, he is not waiving any claims that may arise after the date this Agreement is executed; (iii) he has twenty-one (21) days within which to consider the execution of this Agreement, before signing it; and (iv) for a period of seven (7) days following the execution of this Agreement, he may revoke this Agreement by delivering written notice (by the close of business on the seventh day) to the Company in accordance with Paragraph 12.8 herein.

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

7.3	Notwithstanding the provisions of Paragraph 7.1, said release does not apply to any and all statutory or other claims that are prohibited from waiver by Federal, State or local law.
7.4

The parties agree that the Company has no prior legal obligation to make the additional payments set forth above in Paragraphs 2.0, 3.0, 4.0, and 5.0 (including the sub-parts thereto) and that it has been exchanged for the promises of Employee stated in this Agreement. It is specifically understood and agreed that the additional payments, and each of them, are good and adequate consideration to support the waivers, releases and obligations contained herein, including, without limitation, Paragraphs 7.0, 8.0, 9.0, 10.0 and 11.0 and their respective sub-parts, and that all of the payments set forth Paragraphs 2.0, 3.0, 4.0, and 5.0 (including the sub-parts thereto) are of value in addition to anything to which Employee already was entitled prior to the execution of this Agreement.

8.0	Confidentiality
8.1

Employee understands and agrees that all discussions, negotiations and correspondence relating to this Agreement are strictly confidential and that this confidentiality provision is a material term of this Agreement. Accordingly, Employee agrees not to disclose to anyone (other than counsel, accountants, immediate family members) such information unless such disclosure is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting) and/or by court order; or (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement.

8.2

The parties acknowledge that during the course of Employee’s employment with the Company, he was given access, on a confidential basis, to Confidential Information which the Company has for years collected, developed, and/or discovered through a significant amount of effort and at great expense. The parties acknowledge that the Confidential Information of the Company is not generally known or easily obtained in the Company’s trade, industry, business, or otherwise and that maintaining the secrecy of the Confidential Information is extremely important to the Company’s ability to compete with its competitors.

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

8.3

Employee agrees that for a period of seven (7) years from the date of this Agreement, Employee shall not, without the prior written consent of the Company, divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Confidential Information of the Company; provided however, that nothing herein contained shall restrict Employee’s ability to make such disclosures as such disclosures may be required by law; and further providing that nothing herein contained shall restrict Employee from divulging information that is readily available to the general public as long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this section of this Agreement.

8.4

The term “Confidential Information” in this agreement shall mean information that is not readily and easily available to the public or to persons in the same business, trade, or industry of the Company, and that concerns the Company’s prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, or any other information concerning the Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Company. The term “customer information” as used in this Agreement shall mean information that is not readily and easily available to the public or to those persons in the same business, trade, or industry and that concerns the course of dealing between the Company and its customers or potential customers solicited by the Company, customer preferences, particular contracts or locations of customers, negotiations with customers, and any other information concerning customers obtained by the Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Company.

8.5

Employee acknowledges that all information, the disclosure of which is prohibited hereby, is of a confidential and proprietary character and of great value to the Company, and upon the execution of this Agreement (or as soon thereafter as is reasonably practicable), Employee shall forthwith

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

deliver up to the Company all records, memoranda, data, and documents of any description that refer to or relate in any way to such information and shall return to the Company any of its equipment and property which may then be in Employee’s possession or under Employee’s personal control.

8.6

Employee hereby agrees that any failure to fully and completely comply with this provision shall entitle the Company to seek damages for a demonstrated breach of the confidentiality provision, to include recoupment of monies paid hereunder. Notwithstanding this paragraph, Employee may disclose the contents of Paragraph 9.0 and its sub-parts to any subsequent employer.

8.7

Employee further agrees that he will notify the Company in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to Paragraphs 8.0 and sub-parts thereto.

9.0	Non-Solicitation/Non-Compete
9.1	For a period of twenty-four (24) months following the termination of Employee’s Employment, Employee will not, without the prior written consent of the Corporation:

9.1.1

Directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit or communicate with a customer of the Company or potential customer targeted by the Company at the time of termination of employment for the purpose of (i) offering, selling, licensing or providing the same or substantially similar clinical trials, commercial clinical or anatomical pathology testing services offered and/or provided to said customer or potential customer by the Company; or (ii) influencing said customer’s or potential customer’s decision on whether to purchase or use such clinical trials, commercial clinical testing or anatomical services offered by the Company;

9.1.2

Directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director, employee, or contractor of the Company to consult, work for or be otherwise engaged by the Employee and/or any other person, trade or business that either (i) directly competes with

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

the Company in the same geographic markets serviced by the Company; or (ii) supplies, services, advises or consults with a person, trade or business that directly competes with the Company in the same geographic markets serviced by the Company; or

9.1.3

Directly or indirectly own, invest in, consult for, be employed by or otherwise engaged by any person, trade or business that either directly competes with the Company in the same geographic markets serviced by them except that nothing in this Agreement shall prohibit Employee from holding not more than a five percent (5%) of the outstanding shares of a publicly traded company other than a company primarily engaged in commercial laboratory testing.

9.2

Employee acknowledges and agrees that the foregoing restrictions are necessary for the reasonable and proper protection of the Company; are reasonable in respect to subject matter, length of time, geographic scope, customer scope, and scope of activity to be restrained; and are not unduly harsh and oppressive so as to deprive Employee of his livelihood or to unduly restrict Employee’s opportunity to earn a living after termination of Employee’s employment with the Company.

9.3

Employee acknowledges and agrees that because the violation, breach, or threatened breach of Paragraph 9.0 and its sub-parts would result in immediate and irreparable injury to the Company, the Company shall be entitled, without limitation of remedy, to (a) temporary and permanent injunctive and other equitable relief restraining Employee from activities constituting a violation, breach or threatened breach of Paragraph 9.0 and its sub-parts to the fullest extent allowed by law; (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs; and (c) withhold any further rights, payments or benefits under this Agreement which become due and owing after the occurrence of said violation, breach or threatened breach, including, without limitation, any rights or claims under Paragraphs 2.0, 3.0, 4.0 or 5.0 and the sub-parts thereto.

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

10.0	Return of Company Property

10.1

Employee agrees that prior to his execution of this Agreement, he will return any and all Company documents and any copies thereof, in any form whatsoever, including computer records or files, containing secret, confidential and/or proprietary information or ideas, and any other LabCorp property (including, but not limited to, any cell phones, pagers and/or computer equipment) in Employee’s possession or control.

11.0	Duty to Cooperate and of Loyalty/Nondisparagement
11.1

Without limitation as to time, Employee agrees to cooperate and make all reasonable and lawful efforts to assist the Company in addressing any issues which may arise concerning any matter with which he was involved during his employment with LabCorp, including, but not limited to cooperating in any litigation arising therefrom. LabCorp shall reimburse Employee at a fair and reasonable rate for services provided by the Employee to the Company in connection with services provided under this provision.

11.2

Employee will not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (1) a lowered opinion of the Company or any affiliates, including a lowered opinion of any products manufactured, sold, or used by, or any services offered or rendered by the Company or its affiliates; and/or (2) a lowered opinion of the Company’s creditworthiness or business prospects. Employee’s obligation in this regard extends to the reputation of the Company and any other person or entity described in Paragraph 7.1 of this Agreement.

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

12.0 Miscellaneous

12.1

This Agreement is binding on, and shall inure to the benefit of, the Parties hereto and their heirs, representatives, transferees, principals, executors, administrators, predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers and employees.

12.2

Employee acknowledges and reaffirms his obligations contained in the letter agreement dated May 24, 2004 between the Parties (attached hereto and referred to herein as “Exhibit A”). If there is any conflict between the terms of this agreement and the terms of Exhibit A, the terms of the more restrictive provision(s) benefitting the Company shall control. Employee agrees that only the considerations for signing this agreement are the terms stated in this agreement and as set forth in Exhibit A and that no other representations, promises, or assurances of any kind have been made to him by the Company, its attorneys or any other person as an inducement to sign this Agreement. Except for the terms of Exhibit A, any and all prior agreements, representations, negotiations and understandings among the Parties, oral or written, express of implied, with respect to the subject matter hereof are hereby superseded and merged herein.

12.3	This Agreement may not be revised or modified without the mutual written consent of the Parties.

12.4

Employee represents that he has not initiated any action or charge against the Company or any of its predecessors, successors, parents, subsidiaries, affiliates, agents, assigns, representatives or their present or former directors, officers, employees or agents with any federal, state or local court or administrative agency. If such an action or charge has been filed by Employee, or on Employee’s behalf, he will use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice.

12.5

The Parties acknowledge and agree that they have each had sufficient time to consider this Agreement and consult with legal counsel of their choosing concerning its meaning prior to entering into this Agreement. In entering into this Agreement, no Party has relied on any representations or warranties of any other Party other than the representations or warranties expressly set forth in this Agreement. Employee acknowledges

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

that he has read this Agreement and that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that he has had a full opportunity to discuss or ask questions about all such terms.

12.6

Except as otherwise provided in this paragraph, if any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made. If Paragraph 7.0 or any of its sub-parts of this Agreement is deemed invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this entire Agreement shall be null and void, and any consideration paid hereunder shall be repaid immediately by Employee upon receipt of notice thereof.

12.7

Employee agrees that because he has rendered services of a special, unique, and extraordinary character, damages may not be an adequate or reasonable remedy for breach of his obligations under this Agreement. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company shall be entitled to (a) an injunction restraining Employee from violating the terms hereof, or from rendering services to any person, firm, corporation, association, or other entity to which any confidential information, trade secrets, or proprietary materials of the Company have been disclosed or are threatened to be disclosed, or for which Employee is working or rendering services, or threatens to work or render services (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs, and (c) withhold any further payments under this Agreement which become due and owing after the

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

occurrence of said violation, breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this Agreement, including the right to terminate any payments to Employee pursuant to this Agreement or the recovery of damages from Employee. Employee agrees that the issuance of the injunction described in this paragraph may be without the posting of any bond or other security by the Company.

12.8	Such notice and any other notices required under this Agreement shall be served upon the Company via telecopier and U.S. Mail as follows:

If to the Company:

Laboratory Corporation of America Holdings

430 S. Spring Street
Burlington, NC 27215
Telephone No. (336) 436-4226
Telecopier No. (336) 436-4177
Attention: General Counsel

With a copy to:

Laboratory Corporation of America Holdings

309 East Davis Street

Burlington, NC 27215

Attention: Director of HR Compliance

If to the Employee:

William B. Haas

1144 Pinehurst Drive
Chapel Hill, NC 27517

12.9	The interpretation and performance of this Agreement is governed by the laws of the State of North Carolina, without reference to that jurisdiction’s choice of law provisions.

12.10

The Effective Date of this Agreement shall be either (a) May 31, 2008 or (b) the day after expiration of the seven (7) day revocation period set forth in Paragraph 7.2 of this Agreement, whichever date is later.

CONFIDENTIAL

Mr. William B. Haas

July 2, 2008

If you agree with the foregoing, please sign below and return two (2) originals to me. You should retain one (1) original copy of this Agreement for your records.

Sincerely,

/s/DAVID P. KING

David P. King

President and Chief Executive Officer

Agreed to and accepted:

/s/WILLIAM B. HAAS
William B. Haas

July 8, 2008

CONFIDENTIAL

EXHIBIT A

Laboratory Corporation of America

May 24, 2004

William B. Haas

Laboratory Corporation of America Holdings

430 South Spring Street

Burlington, NC 27215

Dear Mr. Haas:

This letter is intended to memoralize your agreement, as the Executive Vice President of Laboratory Corporation of America Holdings (“the Company”), to certain duties of confidentiality, non-competition, and similar matters during your employment, and following your termination of employment, with the Company and any of its affiliates (collectively, “LabCorp”). If you sign and return this letter on or before June 11, 2004, you will satisfy the requirement of Section 2 of the Senior Executive Transition Policy for being an “Eligible Senior Executive” as defined in that Policy.

Defined Terms. For purposes of this letter, “Laboratory Testing” refers to the collection for testing and/or testing of specimens from human beings for the purposes of diagnosis, treatment, or care of disease or illness; monitoring or providing data for the analysis of a regimen of treatment, a therapy, or a diagnostic or therapeutic procedure; and/or detection or analysis of the presence or absence of factors, chemicals or compounds. “Clinical Trial” refers to assembling, validating, or analyzing data relating to the safety or effectiveness of a drug or medical device.

Receipt of Confidential Information. You acknowledge that in the course of your employment with LabCorp, you have developed and will develop an extensive knowledge of LabCorp’s business, including but not limited to business strategies, cost information, marketing information, product and service information, new products and services under development, and plans for the expansion of product and service lines (including, without limitation, plans for the acquisition or licensing of intellectual property relating to Laboratory Testing). In addition, you acknowledge that in your employment you have access to information regarding LabCorp’s business plans, sales methods, and customers on a corporate-wide basis in every market in which LabCorp conducts business. The knowledge and information referred to above will be referred to as “Confidential Information.”

Competition. You and the company agree that LabCorp will suffer significant and irreparable injury, for which damages at law would not be a measurable or adequate remedy, if you become employed by any corporation or entity that competes with LabCorp or if you provide services to any such corporation or entity in any other capacity that would permit you to take advantage of the Confidential Information acquired by you during the course of your employment with LabCorp (including by breaching any of the numbered covenants contained in this paragraph). Accordingly, you agree that during your employment by LabCorp and for a period of (2) years following your termination of employment, you will not, directly or indirectly:

1.

Become employed by or otherwise become interested in (as owner, stockholder, partner, co-venturer, director, officer, employee, agent, consultant, or otherwise) any corporation or entity that is engaged (a) in the business of Laboratory Testing in the United States and/or Canada at a location that is within five (5) miles of any location at which one or more employees of LabCorp is regularly engaged in any aspect of the business of Laboratory Testing (including, without limitation, any regular collection site served by LabCorp; or (b) that is engaged in the business of Clinical Trials in a county in which LabCorp is engaged in the business of Clinical Trials. This paragraph shall not prevent you from holding not more than five (5) percent of the outstanding securities of any class of any publicly traded company, other than a company primarily engaged in Laboratory Testing.

2.

Solicit sales or business from any corporation or entity that was a customer of LabCorp within the one-year time period preceding your termination of employment provided, however, that the solicitation of sales of products or services not offered by LabCorp at the time of such solicitation shall not be deemed a violation of this provision.

3.

Employ or retain, or arrange to have any other person or entity employ or retain, any person who shall have been employed or retained by LabCorp as a director or officer at any time during the one-year time period preceding the termination of your employment.

4.	Attempt to influence any director or officer of LabCorp to terminate or modify his or her employment arrangement with LabCorp.

You agree that the foregoing restrictions are necessary for the reasonable and proper protection of the Company; are reasonable in respect to subject matter, length of time, geographic scope, customer scope, and scope of activity to be restrained; and are not unduly harsh and oppressive so as to deprive you of a livelihood or to unduly restrict your opportunity to earn a living after termination of your employment with the Company.

Confidentiality. During the term of your employment with LabCorp and thereafter, except as require by or pursuant to law, you shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of LabCorp or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as a Senior Executive of LabCorp, any Confidential Information or Business Information obtained by you while in the employ of LabCorp. The term “Business Information” means any information pertaining to LabCorp’s conduct of its Laboratory Testing and/or Clinical Trial business that is not readily and easily available to the public or to those in LabCorp’s industry, including, without limitation, LabCorp’s prices, pricing methods, costs, profits, profit margins, suppliers, procedures, processes, research and development projects, data, goals, activities, business strategies, marketing techniques, the identities or addresses of LabCorp’s employees, the functions of LabCorp’s employees, and any customer-related information.

Property. During the term of this Agreement, you shall not make, copy, maintain, distribute, divulge the contents of, or remove from LabCorp’s offices or premises any documents, records, or similar materials containing Confidential Information or Business Information unless necessary or appropriate in accordance with your duties and responsibilities as [President OR Executive Vice President]. Upon termination of your employment with LabCorp, you shall leave with or immediately return to LabCorp all originals and copies of the foregoing LabCorp property then in your possession, whether prepared by you or by others.

Duty of Loyalty/Nondisparagement. During the terms of your employment and for a period of five years following your termination of employment, you will not (except as required by or pursuant to law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (1) a lowered opinion of the company or any affiliate, including a lowered opinion of any products manufactured, sold, or used by, or any services offered or rendered by the Company or any affiliate; and/or (2) a lowered opinion of the creditworthiness or business prospects of the company or any affiliate.

Interpretation and Enforcement. You and the Company agree that this letter will be interpreted and construed under the laws of North Carolina (exclusive of any laws relating to choice of law in the event of conflicts of law and of any principle causing ambiguities to be construed against the drafter), and that the covenants contained in the Competition portion of this letter will be construed and interpreted so as to permit their enforcement to the maximum extent permitted there under (including, to the extent necessary, by treating each provision of this letter as severable and separately enforceable, and/or by reforming any such separate provisions to the minimum extent necessary to permit enforcement of such covenants to the fullest extent permitted). You consent to the exclusive jurisdiction of the courts of North Carolina over any action or proceeding relating to the validity and/or construction of this letter, and agree that you will not bring or remove any such action or proceeding other than in or to a court established by the State of North Carolina.

If this Agreement is acceptable to you, please sign and date this letter where indicated below.

Laboratory Corporation of America Holdings

By:/s/THOMAS MACMAHON

Accepted:

/s/WILLIAM B. HAAS	6/11/04

William B. Haas

Executive Vice President